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                                                                     Exhibit 5.8


                [LETTERHEAD OF GALLOP, JOHNSON & NEUMAN, L.C.]



                                February 13, 2003


MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112

      RE:  REGISTRATION OF SECURITIES OF MEDQUEST, INC.

Ladies and Gentlemen:

            Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by, among others, each of Missouri Imaging, Inc., a Missouri corporation, and Town & Country Open MRI, LLC, Clayton Open MRI, LLC, Cape Imaging, L.L.C., Bridgeton MRI and Imaging Center, LLC, Kirkwood MRI and Imaging Center, LLC and St. Peters MRI & Imaging Center, LLC, each a Missouri limited liability company (together, the "Missouri Guarantors"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by such guarantors.

            We have acted as counsel to the Missouri Guarantors in connection with the above. In the course of rendering the opinion herein stated, we have reviewed that certain Indenture (including the "Guarantees" set forth therein) dated as of August 15, 2002, as supplemented by Supplemental Indentures as hereinafter defined (as so supplemented, the "Indenture"), among the Company, MQ Associates, Inc., as Guarantor, the Subsidiary Guarantors parties thereto and Wachovia Bank, National Association, as Trustee. We have also reviewed the Supplemental Indentures in the form of EXHIBIT C to the Indenture executed by Town & Country Open MRI, LLC and Clayton Open MRI, LLC as of November 13, 2002 (the "Supplemental Indentures").

      In addition to our examination of the Indenture, we have examined, among other things, copies authenticated to our satisfaction of the Articles of Organization, Operating Agreements, Articles of Incorporation and By-laws, as the case may be, of the Missouri Guarantors, authorizing resolutions certified to our satisfaction and good standing certificates issued as of a recent date by the Missouri Secretary of State regarding each of the Missouri Guarantors. We

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 2


have also examined such other records, documents and instruments and such certificates and have made such inquiries as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

      As to any facts material to the opinion stated herein which we did not independently establish or verify, we have relied upon the statements and representations of the Missouri Guarantors contained in the Indenture and the accuracy of information contained in the Registration Statement and in all certificates delivered by or on behalf of the Missouri Guarantors in connection with the execution and delivery of the Indenture.

      For purposes of rendering the opinion expressed herein, we have assumed:
(i) the genuineness of all signatures, other than those of the Missouri Guarantors; (ii) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all photocopies, facsimile transmissions, e-mail transmissions and other reproductions furnished to us;
(iii) the due power and authority of each party, other than the Missouri Guarantors, to execute and deliver each document reviewed by us; (iv) the due authorization of each document reviewed by us by each party thereto, other than the Missouri Guarantors; (v) the due execution and delivery of each document contemplated by the Indenture, other than the execution and delivery by the Missouri Guarantors of the Indenture; and (vi) that the Indenture constitutes the legal, valid and binding obligations of each party thereto, other than the Missouri Guarantors, enforceable against each such party in accordance with its terms.

      The opinion hereinafter expressed is also subject to each of the following further qualifications:

      A. The opinion hereinafter expressed by us is also limited to the laws of the State of Missouri and, where applicable, federal law. The Indenture recites that it is to be governed by and construed in accordance with the laws of the State of New York. For all purposes relevant to the opinions stated herein, we assume that the laws of the State of New York are the same as the laws of the State of Missouri.

      B. With respect to the provisions of the Indenture that recite that the Indenture is to be governed by the laws of the State of New York, a court of the State of Missouri, or a United States court sitting in the State of Missouri and applying Missouri law, should enforce such choice-of-law provisions. If, however, contrary to such choice-of-law, a Missouri court, or a federal court sitting in Missouri and applying Missouri law, determines that the laws of the State of Missouri will govern any provision of the Indenture, our opinion herein stated as to the enforceability of the Indenture would be the same.

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MedQuest, Inc.
O'Melveny & Myers LLP
February 13, 2003
Page 3


      C. Although reference is made hereinabove to the Registration Statement and although O'Melveny & Myers LLP has furnished us a copy of the Registration Statement, we advise that we have not verified any information contained in the Registration Statement and express no opinion or view with respect thereto.

      Upon the basis of the foregoing, we are of the opinion that, when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Missouri Guarantors will be the legally valid and binding obligations of the respective Missouri Guarantors, enforceable against the respective Missouri Guarantors in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder. This opinion may not be used for any other purpose without our prior written consent.

                                Very truly yours,

                                /s/ GALLOP, JOHNSON & NEUMAN, L.C.

                                GALLOP, JOHNSON & NEUMAN, L.C.